News Release

Contacts:

Integra LifeSciences Holdings Corporation

David B. Holtz                             Maria Platsis
Senior Vice President, Finance             Senior Director of Investor Relations
(609) 936-2334                             and Corporate Development
dholtz@Integra-LS.com                      (609) 936-2333
                                           mplatsis@Integra-LS.com


             Integra LifeSciences Reports Record Operating Earnings
                           for the Third Quarter 2005


Plainsboro, New Jersey, October 30, 2005 - Integra LifeSciences Holdings Corporation (NASDAQ: IART) today reported its third quarter financial results. Total revenues in the third quarter of 2005 were $69.3 million, reflecting an increase of $10.2 million, or 17%, over the third quarter of 2004.

We reported net income of $10.5 million, or $0.33 per diluted share, for the third quarter of 2005, compared to a net loss of $7.6 million, or $0.25 per diluted share in the third quarter of 2004.

When adjusted for certain acquisition, integration and restructuring related charges, net income for the third quarter of 2005 was $11.5 million, or $0.36 per diluted share. These charges included a $0.5 million in-process research and development charge, costs associated with the closing of various facilities and related transitions, employee terminations, and other integration and restructuring related costs. Net income for the third quarter of 2004, when adjusted for certain charges as set forth in the tables at the end of this release, was $8.6 million, or $0.26 per diluted share.

"We achieved record operating income in the third quarter, and exceeded analyst consensus estimates for adjusted earnings per share," said Stuart M. Essig, Integra's President and Chief Executive Officer. "During the quarter, we continued the integration of the Newdeal group's international business with our existing international sales and distribution network and expanded our domestic Reconstructive Surgery sales force. In addition, selling, general and administrative expense decreased as a percentage of revenue and we continued to consolidate certain of our operations. We also entered into an agreement to acquire the assets of the Radionics Division of Tyco Healthcare Group, L.P. for $80 million in cash, subject to certain adjustments, and acquired certain assets of Eunoe, Inc. Prior to ceasing operations, Eunoe, Inc. was engaged in the development of its innovative COGNIShunt(R) system for the treatment of Alzheimer's disease patients."

Our revenues for the period were as follows:

                                                    Three Months                        Nine Months
                                                Ended September 30,                 Ended September 30,
                                                2005          2004                2005             2004
                                                ----          ----                ----             ----
                                                                    ($ in thousands)
      Revenue:
      Implants                                $26,769        $20,823             $79,777           $58,566
      Instruments                              22,597         19,933              67,909            54,982
      Monitoring                               12,509         12,689              35,908            35,700
      Private label & other                     7,458          5,685              21,357            18,766
                                                -----          -----             -------            ------
         Total Revenue                        $69,333        $59,130            $204,951          $168,014

Rapid growth in the NeuraGen(TM) Nerve Guide, the INTEGRA(R) Dermal Regeneration Template and the INTEGRA(TM) Bilayer Matrix Wound Dressing products and sales of Newdeal products for the foot and ankle accounted for most of the increase in implant product revenues. Sales of the NPH(TM) Low Flow Hydrocephalus Valve also contributed to the growth in implant product revenues for the quarter. Our DuraGen(R) family of duraplasty products continued to grow, although it grew at slower rates than in recent years. Growth in sales of this group of products was led by sales of the DuraGen Plus(TM) and Suturable DuraGen(TM) Dural Regeneration Matricies. Sales of our Reconstructive Surgery products grew particularly well. INTEGRA(R) dermal repair product revenues increased approximately 42% over the third quarter of 2004, and Newdeal foot and ankle product revenues exceeded our expectations for the quarter.

Increased sales of our JARIT(R) surgical instrument, reconstructive surgical instrument, Selector(R) Ultrasonic Aspirator and Mayfield(R) product lines provided most of the growth in instrument product revenues.

Lower than expected sales of our Camino(R) Intracranial Pressure Monitors and external drainage systems affected our monitoring product revenues negatively. Sales of our LICOX(R) Brain Oxygen Monitoring System product line, which increased approximately 12% over the prior-year period, partially offset the negative impact of the Camino and external drainage systems' sales. We have developed a new targeted account sales and marketing strategy for products in this category, and expect that it will contribute to improvements in the performance of our monitoring products in future periods.

Increased revenues of the Absorbable Collagen Sponge that we supply for use in Medtronic's INFUSE(TM) bone graft product, BioPatch(R), a product that we manufacture for Johnson & Johnson, and BioMend(R), a product that we manufacture for Zimmer Holdings, Inc., led the growth in revenues from our private label products category.

Excluding recently acquired product lines, third quarter 2005 revenues increased by $6.7 million, or 11%, over the prior-year period. We expect long-term organic growth in the range of 15% to 20% per annum.

Gross margin on total revenues in the third quarter of 2005 was 62%. Although we had strong growth in higher gross margin products, we incurred approximately $800,000 in restructuring and manufacturing transfer costs. These charges reduced our gross margin by approximately 1%.

Research and development expense of $3.1 million in the third quarter of 2005 included a $0.5 million in-process research and development charge.

Selling, general and administrative expense decreased to $22.7 million in the third quarter of 2005, decreasing as a percentage of revenue to 33%. This included approximately $250,000 of charges associated with the closing of various facilities and related transitions, employee terminations and other acquisition, integration and restructuring related costs. These charges increased selling, general and administrative expense by 1% of revenues.

We reported net interest expense of $393,000 in the third quarter of 2005 compared to net interest income of $243,000 in the prior-year period.

The Company generated $12.4 million in cash flows from operations in the third quarter of 2005. Our cash and investments totaled $159 million at September 30, 2005.

In September, we entered into an agreement to acquire the assets of Radionics, a leader in the design, manufacture and sale of advanced minimally-invasive medical instruments and systems for radiation therapy. Radionics' products include the CRW(TM) stereotactic system, the XKnife(TM) stereotactic radiosurgery system, the OmniSight(TM) EXcel image guided surgery system, and the CUSA EXcel(TM) ultrasonic surgical aspiration system.

The Radionics business generated revenues of $62.2 million and pre-tax income of $13.4 million for the year ending September 30, 2004, the most recent audited period. On the closing of this acquisition, Integra will acquire the Radionics facility in Burlington Massachusetts, which employs approximately 135 employees, and enter into transitional supply and distribution agreements with Tyco Healthcare for products currently manufactured at Tyco facilities not included in the transaction.

Tyco Healthcare sells the Radionics products in over 75 countries, using a network of independent distributors in the United States and both independent distributors and Tyco Healthcare affiliates internationally. Although Radionics currently sells directly through many Tyco affiliates internationally, after closing Integra is likely to use distributors in many of these markets. As a result, after Integra takes over the Radionics business, we expect that revenue and pre-tax income (on a pro forma basis) attributable to the acquired product lines will be reduced by approximately 20% from the 2004 reported levels, prior to any impact associated with purchase accounting related to the transaction. Overall, the acquired business has been growing at rates below our corporate growth rate targets.

Completion of the transaction is subject to customary closing conditions, a fiscal year-end financial audit, regulatory approvals and expiration of the requisite waiting period under the Hart-Scott-Rodino Antitrust Improvements Act, as amended. After we have closed the acquisition, we expect to provide more detailed guidance regarding the financial aspects of the transaction and its anticipated impact on Integra's future financial results. We do not expect the transaction to close before the end of 2005.

We are updating our expectations for total revenues and earnings per share for 2005 and 2006. In accordance with our usual practice, our expectations for 2005 and 2006 financial performance do not include the impact of acquisitions or other strategic corporate transactions that have not yet closed, including the pending Radionics acquisition.

Our guidance for the fourth quarter of 2005 is for total revenues in the range of $71 million to $74 million. Total revenues in 2006 are expected to be between $330 million and $340 million.

The Company may incur significant costs over the remainder of this year in connection with employee severance, legal, and other items related to restructuring and integration activities, as well as the pending Radionics acquisition. Through the nine months ended September 30, 2005 we have incurred $5.5 million of these charges. We currently expect additional charges of $2.5 million to occur in the fourth quarter of 2005.

We expect our adjusted earnings per diluted share, which excludes charges related to acquisitions, integrations and restructurings, to be within a range of $0.36 to $0.40 in the fourth quarter. On a GAAP reported basis, we expect earnings per share to be within a range of $0.31 to $0.35 in the fourth quarter.

Our expectations for earnings per diluted share in 2006 remain unchanged in a range of $1.65 to $1.75. Our expectation ranges for 2006 earnings per diluted share do not reflect the impact of expensing stock options beginning January 1, 2006 under the accounting standard recently issued by the Financial Accounting Standards Board (FASB).

Our Board of Directors has authorized us to repurchase shares of our common stock for an aggregate purchase price not to exceed $50 million through December 31, 2006. We may repurchase shares under this program either in the open market or in privately negotiated transactions.

We have scheduled a conference call for 9:00 am EST tomorrow, October 31, 2005, to discuss the financial results for the third quarter of 2005 and forward-looking financial guidance. The call is open to all listeners and will be followed by a question and answer session. Access to the live call is available by dialing (973) 935-8511 or through a listen-only webcast via a link provided on the home page of Integra's website at www.Integra-LS.com. A replay of the conference call will be accessible starting one hour following the live event. Access to the replay is available through November 14, 2005 by dialing
(973) 341-3080 (access code 6474836) or through the webcast accessible on our home page.

Integra LifeSciences Holdings Corporation is a diversified medical technology company. We develop, manufacture, and market medical devices for use in neurosurgery, reconstructive surgery and general surgery. Integra is a leader in applying the principles of biotechnology to medical devices that improve patients' quality of life. Our corporate headquarters are in Plainsboro, New Jersey. We have 1,300 employees located in our research, manufacturing and distribution facilities throughout the world. Please visit our website at (http://www.Integra-LS.com).

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, statements concerning future financial performance, including projections for revenues, gross margins, earnings per share and cash flows. Such forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from predicted or expected results. Among other things, our ability to maintain relationships with customers of acquired entities, physicians' willingness to adopt our recently launched and planned products and our ability to secure regulatory approval for products in development may adversely affect our future product revenues; our ability to increase sales and product volumes may adversely affect our future gross margins; our ability to integrate acquired businesses, increase product sales and gross margins, and control non-product costs may affect our earnings per share; our future net income results and our ability to effectively manage working capital may affect our future cash flows; and our ability to complete the restructuring and integration activities may affect our operating income. In addition, the economic, competitive, governmental, technological and other factors identified under the heading "Factors That May Affect Our Future Performance" included in the Business section of Integra's Annual Report on Form 10-K for the year ended December 31, 2004 and information contained in subsequent filings with the Securities and Exchange Commission could affect actual results.

Regulation G, "Conditions for Use of Non-GAAP Financial Measures," and other provisions of the Securities Exchange Act of 1934, as amended, define and prescribe the conditions for the use of certain non-GAAP financial information. In this news release, we provide "adjusted net income" and "adjusted earnings per share", which exclude charges related to acquisitions, integrations and restructurings, and "growth in revenues excluding recently acquired product lines", all of which are non-GAAP financial measures. We believe that, given our on-going, active strategy of seeking acquisitions and our current focus on rationalizing our existing manufacturing and distribution infrastructure, net income and earnings per share adjusted to exclude costs related to acquisitions, integrations and restructurings, and growth in revenues excluding recently acquired product lines, are useful additional bases to measure the performance of our business operations, both in this quarter and in future periods. A reconciliation of these non-GAAP financial measures to the most comparable GAAP measures is provided in the tables of financial information contained at the end of this news release.

Non-GAAP financial measures should not be relied upon to the exclusion of GAAP financial measures. Management believes that these non-GAAP financial measures are important supplemental information to investors which reflect an additional way of viewing aspects of our operations that, when viewed with our GAAP results and the accompanying reconciliations, provides a more complete understanding of factors and trends affecting our ongoing business and operations. Management strongly encourages investors to review our financial statements and filed reports in their entirety and to not rely on any single financial measure. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies' non-GAAP financial measures having the same or similar names.

                                       INTEGRA LIFESCIENCES HOLDINGS CORPORATION
                                            CONSOLIDATED FINANCIAL RESULTS
                                          (In thousands, except per share data)
                                                     (UNAUDITED)

Statement of Operations Data:
                                                          -----------------------------------------------  -------------------------
                                                                                                                  Three Months
                                                                                                                      Ended
                                                            Three Months Ended September 30, 2005              September 30, 2004
                                                          -----------------------------------------------  -------------------------
                                                           Reported     Adjustments          As Adjusted             Reported

 Total revenues                                            $69,333                              $69,333              $59,130

 Cost of revenues                                           26,013           $802   (a)          25,211               22,412
 Research and development                                    3,110            611   (b)           2,499                5,103
 Selling, general and administrative                        22,653            246   (c)          22,407               42,600
 Amortization                                                1,466                                1,466                1,195
                                                             -----                                -----                -----
 Total costs and expenses                                   53,242                               51,583               71,310

 Operating income (loss)                                    16,091                               17,750              (12,180)

 Interest income (expense), net                              (393)                                 (393)                 243
 Other income (expense), net                                   (4)                                   (4)                 306
                                                               ---                                   ---                 ---

 Income (loss) before income taxes                          15,694                               17,353              (11,631)

 Provision (benefit) for
     income taxes                                            5,213            623   (d)           5,836               (4,034)
                                                             -----                                -----               -------

 Net income (loss)                                         $10,481                              $11,517              ($7,597)

 Earnings per share calculation:
 Add back of after tax interest
   expense                                                     800                                  800                   --
                                                            ------                               ------             ---------
 Net income (loss) for diluted EPS                         $11,281                              $12,317              ($7,597)

 Diluted earnings (loss) per share                           $0.33                                $0.36               ($0.25)

 Diluted weighted average                                   34,297                               34,297               30,326
    Common shares outstanding

<F1>
Notes:

(a) Costs associated with the closing of various manufacturing facilities and related employee terminations and manufacturing transfers
(b) In-process research and development charge and facility closings and related employee terminations
(c) Costs associated with the closing of various manufacturing facilities and employee terminations
(d) Adjustment to provision for income taxes for above adjustments

                                       INTEGRA LIFESCIENCES HOLDINGS CORPORATION
                                            CONSOLIDATED FINANCIAL RESULTS
                                         (In thousands, except per share data)
                                                    (UNAUDITED)

Statement of Operations Data:
                                                         ------------------------------------------------  -------------------------
                                                                                                                   Nine Months
                                                                                                                      Ended
                                                            Nine Months Ended September 30, 2005               September 30, 2004
                                                          -----------------------------------------------  -------------------------
                                                           Reported     Adjustments          As Adjusted            Reported

 Total revenues                                           $204,951                             $204,951             $168,014

 Cost of revenues                                           77,284         $2,920   (a)          74,364               64,078
 Research and development                                    9,256            635   (b)           8,621               10,565
 Selling, general and administrative                        72,610          1,728   (c)          70,882               79,095
 Amortization                                                4,609            216   (d)           4,393                3,127
                                                             -----                                -----                -----
 Total costs and expenses                                  163,759                              158,261              156,865

 Operating income                                           41,192                               46,690               11,149

 Interest income (expense), net                               (281)                                (281)                 460
 Other income (expense), net                                  (638)                                (638)                 424
                                                              -----                                -----                 ---

 Income before income taxes                                 40,273                               45,771               12,033

 Provision for
    income taxes                                            13,693          2,004   (e)          15,697                4,674
                                                            ------                               ------                ------

 Net income                                                $26,580                              $30,075               $7,359

 Earnings per share calculation:
 Add back of after tax interest
   expense                                                   1,832                                1,832                   --
                                                          --------                             --------                -----
 Net income for diluted EPS                                $28,412                              $31,907               $7,359

 Diluted earnings per share                                  $0.82                                $0.92                $0.24

 Diluted weighted average                                   34,727                               34,727               31,256
 Common shares outstanding

<F1>
Notes:

(a) Inventory fair value purchase accounting adjustments, discontinued product lines, costs associated with the closing of various manufacturing facilities, employee terminations, and manufacturing transfers
(b) In-process research and development charge and facility closings and related employee terminations
(c) Acquisition and integration related costs, including costs associated with  the closing of various facilities, foreign dealer terminations, and employee terminations
(d) Amortization for discontinued product lines
(e) Adjustment to provision for income taxes for above adjustments

Condensed Balance Sheet Data:
                                                       September 30,               December 31,
                                                            2005                       2004
                                                           -----                       ----
 Cash and marketable securities,
    including non-current portion                         $159,033                   $195,982
 Accounts receivable, net                                   46,786                     46,765
 Inventory, net                                             69,014                     55,947
 Total assets                                              465,881                    456,713

 Current liabilities                                        33,536                     24,234
 Long-term debt                                            118,468                    118,900
 Total liabilities                                         158,279                    148,890

 Stockholders' equity                                      307,602                    307,823


Reconciliation of non-GAAP financial measures to the most comparable GAAP measure:

A. Reconciliation of Net Income and Adjusted Net Earnings
                                                                Quarter Ended
                                                                September 30,
                                                               2005          2004
                                                             --------      --------
                                                                ($ in thousands)

     Net Income (Loss)                                       $ 10,481      $(7,597)
     Employee termination costs                                   794           --
     Equity-based compensation charge                              --       23,876
     Facility consolidation, acquisition integration
           manufacturing transfer and related costs               365           --
     In-process R&D charge and technology licensee fee            500        1,855
     Tax effect on above adjustments                             (623)      (9,488)
                                                             ---------     --------
     Adjusted Net Income                                     $ 11,517      $ 8,646

     Earnings per share calculation:
     Add back of after tax interest expense                       800          452
                                                             ---------     --------
     Adjusted Net Income for diluted EPS                     $ 12,317      $ 9,098

     Adjusted Diluted earnings per share                        $0.36        $0.26

     Diluted weighted average common shares outstanding        34,297       30,326
     Shares added for contingently convertible debt
        and impact of dilutive stock options                       --        4,444
                                                             ---------     --------
     Diluted weighted average common shares outstanding
        For Adjusted Diluted earnings per share calculation    34,297       34,770

     The calculation of diluted earnings (loss) per share for the above periods is presented in the tables above.

C. Growth in product revenues excluding recently acquired product lines
                                                       Quarter Ended           Increase
                                                       September 30,          (Decrease)
                                                     2005          2004        $        %
                                                   --------      --------   -------   -----
                                                       ($ in thousands)
     Total revenues, as reported                   $ 69,333      $ 59,130   $10,203    17%
     Less: Revenues of product lines acquired
                since the beginning of the
                third quarter of 2004                 3,531            --     3,531    N/A
                                                   --------      --------   -------   -----
     Revenues excluding recently
                acquired product lines             $ 65,802      $ 59,130   $ 6,672    11%

D. Reconciliation of Projected Diluted EPS and Projected Adjusted Diluted EPS

                                                                   Range
                                                          ----------------------
                                                            Low           High
                                                          ------         ------
     Projected three months ended December 30, 2005:
     Diluted EPS                                           $0.31         $0.35
     Employee termination costs                             0.05          0.05
     Facility consolidation, acquisition integration
           and related costs                                0.03          0.03
     Tax effect on above adjustments                       (0.03)        (0.03)
                                                           -----         -----
     Adjusted Diluted EPS                                  $0.36         $0.40




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Source: Integra LifeSciences Holdings Corporation